SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2012

PROVIDENT NEW YORK BANCORP

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35385	80-0091851
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Rella Boulevard, Montebello, New York		10901
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 369-8040

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2012, Provident New York Bancorp and Provident Bank (collectively, the “Company”) entered into a Separation Agreement with Richard O. Jones, the Company’s Executive VP, Business Services. The Separation Agreement provides, among other things, for Mr. Jones’ resignation from employment by the Company effective October 1, 2012 (the “Resignation Date”).

Subject to certain conditions in the Separation Agreement including the execution of a release agreement, Mr. Jones will receive a lump sum cash payment and bonus totaling $314,841. Provident Bank will also provide life and health insurance benefits through July 20, 2013. Certain provisions of Mr. Jones’ employment agreement with the Company will continue in effect, including the provisions relating to confidentiality, non-solicitation, non-competition, post-termination cooperation and additional termination and suspension provisions.

The foregoing summary of the terms of the Separation Agreement is qualified in entirety by reference to the Separation Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Simultaneously with the execution of the Separation Agreement, the Company and Mr. Jones entered into an Independent Contractor Agreement, the form of which is attached as Attachment A to the Separation Agreement. Subject to certain conditions, during the term of the Independent Contractor Agreement, Mr. Jones agreed to serve as a consultant to the Company beginning October 1, 2012, at an hourly rate of $136.00 for a six (6) month time period.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.

10.1	Form of Separation Agreement between Provident New York Bancorp, Provident Bank and Richard O. Jones. †

†	Management compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT NEW YORK BANCORP

DATE: August 24, 2012	By:	/s/ Stephen V. Masterson
Stephen V. Masterson
EVP, Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Form of Separation Agreement between Provident New York Bancorp, Provident Bank and Richard Jones. †

†	Management compensatory plan or arrangement